AMENDED AND RESTATED
                            EQUIPMENT LEASE AGREEMENT


         This Amended and Restated Equipment Lease Agreement (the "Agreement") between Sprint Spectrum Equipment Company, L.P., a Delaware limited partnership ("EquipmentCo"), with its principal office and place of business at 4900 Main Street, Kansas City, Missouri 64112, and Sprint Spectrum L.P., a Delaware limited partnership ("Spectrum"), with its principal office and place of business at 4900 Main Street, Kansas City, Missouri 64112.

         RECITALS:

                  A. Spectrum is in the business of developing, operating and managing a personal communications services ("PCS") network; and

                  B. EquipmentCo owns equipment that is designed for use in the operating of a PCS network and certain administrative assets (the "Infrastructure Equipment"); and

                  C.  For the  development,  operation  and  management of a PCS
                      network,   Spectrum   desires   to   lease   all   of  the
                      Infrastructure Equipment owned by EquipmentCo; and

                  D. EquipmentCo is willing to allow Spectrum to use the Infrastructure Equipment on the terms and conditions more fully set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

         1. Lease of Infrastructure Equipment. EquipmentCo leases all of its Infrastructure Equipment, whether now owned or hereafter acquired, to Spectrum. EquipmentCo agrees to acquire and subsequently lease to Spectrum such additional Infrastructure Equipment as Spectrum may reasonably request. Spectrum will use the Infrastructure Equipment at all times in a workmanlike manner and in such manner as will not injure or damage the same, reasonable wear and tear excepted, and any cost or expense for repairs will be borne by Spectrum. The installation, location and use of the Infrastructure Equipment by Spectrum will comply with all federal, state and local laws and regulations.

         2. Reservation of Title. Title to all of the Infrastructure Equipment will remain in EquipmentCo and not pass to Spectrum.

         3. Term of Lease. Except as provided in Schedule A attached (which schedule will not reduce the lease term below two (2) years), the lease terms of the Infrastructure Equipment will range from two (2) to five (5) years, commencing when assets are placed in service, which is no earlier than December 1, 1996, unless terminated earlier by either party giving at least 90 days prior written notice to the other party.

         4. Lease Payments. Spectrum will make lease payments to EquipmentCo in accordance with Schedule A attached.

         5. Delivery of Infrastructure Equipment. EquipmentCo will deliver the Infrastructure Equipment to the address designated by Spectrum, freight prepaid. At the termination of the lease, Spectrum will return the Infrastructure Equipment to EquipmentCo at the address designated by EquipmentCo is good condition, reasonable wear and tear excepted. The price of any required reconditioning will be borne by Spectrum.

         6. Disclaimer of Warranties. The parties agree that THERE ARE NO EXPRESS WARRANTIES OTHER THAN THOSE APPEARING IN THIS AGREEMENT, AND THERE ARE NO IMPLIED

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WARRANTIES,  EITHER OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR  PURPOSE,  IN
CONNECTION WITH EITHER THE LEASE OF THE INFRASTRUCTURE EQUIPMENT.

         7. Default. If Spectrum sells, assigns, or attempts to sell, assign or otherwise transfer the Infrastructure Equipment or any interest in such equipment, or if Spectrum fails to perform its duties and obligations, or fails to comply with any provisions of this Agreement, EquipmentCo has the right to terminate this Agreement immediately. Spectrum's obligations to make lease payments will continue until such time as EquipmentCo leases the Infrastructure Equipment to another party.

         8. General Provisions. This Agreement supersedes and replaces that certain Equipment Lease Agreement, dated as of July 1, 1996, between EquipmentCo and Spectrum, in its entirety. This Agreement will be effective as of the commencement of business on December 1, 1996. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement is binding upon and will inure to the benefit of the parties' respective successors and permitted assigns. This Agreement is governed by, and construed and interpreted in accordance with, the laws of the State of Missouri without reference to applicable choice of law provisions. The headings used in this Agreement are for convenience only and must not in any way affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        SPRINT SPECTRUM EQUIPMENT
                                        COMPANY, L.P.


                                        By: /s/ Joseph M. Gensheimer
                                        Name: Joseph M. Gensheimer
                                        Title: Secretary and General Counsel

                                        SPRINT SPECTRUM L.P.


                                        By: /s/ Robert M. Neumeister, Jr.
                                        Name: Robert M. Neumeister, Jr.
                                        Title: Chief Financial Officer



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                                   SCHEDULE A


The Infrastructure Equipment will be leased on a quarterly basis through Fourth Quarter, 1997 and a monthly basis, thereafter, for the term of each leased asset. The lease factor rate of the Infrastructure Equipment is determined by the lease term, the required rate of return, and the required holding period for the Infrastructure Equipment. The quarterly lease amounts and the monthly lease amounts for the Infrastructure Equipment will be determined by multiplying the respective lease factor by each asset's cost. Payment will be due on the leases, 30days after bill date. The quarterly lease factor shall be .02333% and the monthly lease factor shall be .00778%.